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                     December 19, 2022

       Graeme Pitkethly
       Chief Financial Officer
       Unilever PLC
       100 Victoria Embankment
       London, EC4Y 0DY, United Kingdom

                                                        Re: Unilever PLC
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Response dated
August 19, 2022
                                                            File No. 001-04546

       Dear Graeme Pitkethly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Maria Varsellona